SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GILDAN ACTIVEWEAR INC.
(Exact name of registrant as specified in its charter)
Canada	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

725 Montée de Liesse, Montréal, QC	H4T 1P5
(Address of principal executive offices)	(Zip Code)

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

        Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.   Description of Registrant’s Securities to be Registered

This Registration Statement on Form 8–A relates to the reclassification of the Class A Subordinate Voting Shares of Gildan Activewear Inc. (the “Corporation” or “Gildan”) as Common Shares. The Common Shares (formerly Class A Subordinate Voting Shares) of the Corporation are listed and posted for trading on the Toronto Stock Exchange and on the NYSE under the symbol “GIL”.

Following the conversion of all of the Corporation’s Class B Multiple Voting Shares into Class A Subordinate Voting Shares, the Corporation’s shareholders approved, on February 2, 2005, a special resolution to amend the Corporation’s Articles in order to change each of the issued and outstanding Class A Subordinate Voting Shares into one newly–created Common Share and to remove the Class B Multiple Voting Shares and the Class A Subordinate Voting Shares.

The rights and restrictions attached to the aforementioned Common Shares are set out in the Corporation’s Articles, which are included as an exhibit to this Registration Statement. The Corporation’s authorized share capital currently consists of an unlimited number of First Preferred Shares, Second Preferred Shares and Common Shares, all of which are without par value. The following is a summary of the material terms of the Corporation’s authorized share capital as set forth in the Articles. This summary is qualified in its entirety by reference to, and is subject to, the detailed provisions of the Articles.

First Preferred Shares

Issuance in Series
The First Preferred Shares are issuable in series and the Board of Directors has the right, from time to time, to fix the number of, and to determine the designation, rights, privileges, restrictions and conditions attaching to, the First Preferred Shares of each series subject to the limitations, if any, set out in the Articles of the Corporation.

Rank
The First Preferred Shares rank senior to the Second Preferred Shares and the Common Shares with respect to the payment of dividends, return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of Gildan. The First Preferred Shares in each series rank equally with the First Preferred Shares of any other series.

Voting Rights
Unless the Articles otherwise provide with respect to any series of the First Preferred Shares, the holders of the First Preferred Shares are not entitled to receive any notice of or attend any meeting of the shareholders of Gildan and are not entitled to vote at any such meeting.

Second Preferred Shares

Issuance in Series
The Second Preferred Shares are issuable in series and the Board of Directors has the right, from time to time, to fix the number of, and to determine the designation, rights, privileges, restrictions and conditions attaching to, the Second Preferred Shares of each series subject to the limitations, if any, set out in the Articles of the Corporation.

Rank
The Second Preferred Shares are subject and subordinate to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares. The Second Preferred Shares rank senior to the Common Shares with respect to payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding–up of Gildan. The Second Preferred Shares in each series rank equally with the Second Preferred Shares of any other series.

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Voting Rights
Unless the Articles otherwise provide with respect to any series of the Second Preferred Shares, the holders of the Second Preferred Shares are not entitled to receive any notice of or attend any meeting of the shareholders of Gildan and are not entitled to vote at any such meeting.

Common Shares

The Common Shares are subject to and subordinate to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares and the Second Preferred Shares. Each holder of Common Shares shall have the right to receive any dividend declared by the Corporation and the right to receive the remaining property and assets of the Corporation on dissolution.

Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings of which only holders of another particular class or series shall have the right to vote. Each Common Share shall entitle the holder thereof to one (1) vote.

Shareholder Rights Plan
Pursuant to the terms of a Shareholder Rights Plan Agreement, dated as of December 1, 2004 (the “Shareholder Rights Plan”), one right was issued in respect of each Class A Subordinate Voting Share (now Common Share) outstanding at the close of business on December 1, 2004. The Shareholder Rights Plan provides for the issuance of certain additional rights. On February 2, 2005, the Corporation’s shareholders adopted a resolution to confirm the adoption and ratify the Shareholder Rights Plan. Additional information relating to the Shareholders Rights Plan and the rights is contained in the Corporation’s registration statement on Form 8–A filed with Securities and Exchange Commission (File No. 001–14830) on December 12, 2004, and is hereby incorporated by reference.

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SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereto duly authorized.

GILDAN ACTIVEWEAR INC.

By: /s/ Lindsay Matthews
Name: Lindsay Matthews
Title: Corporate Secretary

          Date: February 24, 2005

Exhibits

1.         The Corporation's Restated Certificate of Incorporation and Restated Articles of Incorporation dated February 2, 2005.
2.         The Corporation's form of Common Share certificate.

     All exhibits required by Item 2 have been or will be supplied to the New York Stock Exchange.